UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 08, 2023

Meta Materials Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-36247	74-3237581
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Highfield Park Dr
Dartmouth, Nova scotia, Canada		B3A 4R9
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 902 482-5729

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MMAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on August 9, 2023, in the Quarterly Report on Form 10-Q of Meta Materials Inc. (the “Company”), in connection with the Loan Sale Agreement, by and between the Company and Gregory McCabe, an individual (the “Purchaser”) (each, a “Party”, and together, the “Parties”), involving the sale of certain loans to the Purchaser, the Company anticipated entering into a Purchase Agreement and related transaction documents with the Purchaser and the Purchaser agreed to purchase an aggregate of $6 million of shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”).

On September 8, 2023, the Company entered into such common stock purchase agreement (the “Purchase Agreement”) with the Purchaser providing for the purchase by the Purchaser of an aggregate of $6 million of the Common Stock. The Company also entered into a registration rights agreement with the Purchaser, providing for the registration of the shares of the Common Stock issuable with respect to the Purchase Agreement on behalf of the Company (the “Registration Rights Agreement”).

The Purchase Agreement has a term of 15 months (the “Investment Period.”) During the Investment Period, the Company can sell up to $6 million of its Common Stock to the Purchaser with up to 15 drawdowns. For the first six months, each drawdown will be $250,000, and for the remaining nine months, each drawdown will be $500,000. Additionally, the Purchaser has the option to pay more than the specified drawdown amounts at any point, up to the full $6 million, thereby accelerating the full payments. If the Purchaser fails to complete the full $6 million purchase within the Investment Period, the Purchaser must forfeit any previously acquired shares of Common Stock. The Purchaser shall pay a price per share equal to a 120% of the 5-day volume-weighted average price. The shares sold under this the Purchase Agreement are classified as "restricted securities" under the Securities Act of 1933 and can only be transferred following registration under the Securities Act or an exemption therefrom. The Purchase Agreement can be terminated at any time by mutual consent of the Parties or by the Purchaser with one trading day's notice under certain conditions, such as a Material Adverse Effect (as defined in the Purchase Agreement) to the Company or if the Company files for creditor protection. As of September 12, 2023, the Company has received $250,000 for 901,006 shares of the Company's Common Stock or $0.2775 per share.

The foregoing is a summary description of certain terms of the Purchase Agreement and the Registration Rights Agreement. Copies of the Purchase Agreement and the Registration Rights Agreement are filed as Exhibits 10.1 and 10.2 attached hereto. The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to such exhibits. The Purchase Agreement and Registration Rights Agreement contain customary representations and warranties, covenants and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreements and in the context of the specific relationship between the parties thereto. The provisions of the Purchase Agreement and the Registration Rights Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in the Company’s annual, quarterly and current reports it may file with the Securities and Exchange Commission.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent relevant, the information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01	Other Events

On September 12, 2023, the Company issued a press release announcing the Purchase Agreement described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the shares of the Common Stock discussed herein, nor shall there be any offer, solicitation or sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Purchase Agreement by and between Meta Materials, Inc. and Gregory McCabe, dated September 8, 2023.
10.2	Registration Rights Agreement between Meta Materials, Inc. and Gregory McCabe, dated September 8, 2023.
99.1	Press release dated September 12, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

META MATERIALS INC.

Date:	September 12, 2023	By:	/s/ George Palikaras
George Palikaras President and Chief Executive Officer